SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.
(Name of Registrant as Specified in its Charter)
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
JON C. BIRO
MELVIN L. KEATING

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WYNNEFIELD GROUP
450 SEVENTH AVENUE, SUITE 509
NEW YORK, NY 10123

July 29, 2010

CROWN CRAFTS BOARD REACTS TO PRESSURE FROM WYNNEFIELD

DON’T BELIEVE “WINDOW DRESSING” BY CROWN CRAFTS’ BOARD AS IT REACTS TO PRESSURE FROM WYNNEFIELD

VOTE THE GOLD PROXY CARD FOR TRUE AND LASTING CHANGE AT CROWN CRAFTS

Dear Fellow Crown Crafts Stockholder:

Over the past several weeks, we sent you materials outlining why, as Crown Crafts’ largest stockholder with approximately 17% of the Company’s outstanding shares, we are nominating two highly qualified independent directors, Jon C. Biro and Melvin L. Keating, to the Company’s Board of Directors. As you continue to review our proxy materials carefully, we urge you to vote the GOLD proxy card for nominees who will work to build and enhance value for all stockholders.

CROWN CRAFTS PROMISES CHANGE….JUST LIKE THEY DID IN 2007 AND 2008

WYNNEFIELD FEARS THE BOARD WILL REVERT TO THE STATUS QUO AS THEY HAVE DONE BEFORE

Now that the management controlled Board of Crown Crafts is in real danger of being unable to preserve the status quo we have seen one press release after another announcing change at Crown Crafts in order to get your vote. This is more total communication from Crown Crafts on governance issues than we have seen in years. DON’T BE FOOLED AGAIN! Crown Crafts promised these changes in 2007 and 2008, but as soon as these elections were over the Board reverted back to the status quo and worse for non-Board/management stockholders. It is clear to us that without the presence of our two nominees on the Board history will repeat itself.

Before Wynnefield’s campaign Crown Crafts’ management controlled Board ignored stockholder’s calls for: a true strategic examination effort – including an independent valuation of the Company, attending more conferences to grow the stockholder base and increase liquidity, enact corporate governance changes and the removal of the poison pill. Since our campaign began, only a month ago, Crown Crafts has put out no less than 6 press releases purporting to address these issues in order to save their jobs – THESE DESPARATE ATTEMPTS BY THE BOARD SHOULD CONFIRM THE VALUE OF WYNNEFIELD’S EFFORTS AND REQUIRES ITS CONTINUED PRESENCE!

Wynnefield’s nominees need to be on the Board! This management controlled Board and management itself have a long history of promising one thing when pressured by stockholders in the heat of a proxy contest and then failing to deliver after the election. Examples from the 2008 campaign include:

¡

After signing a Standstill Agreement – freezing its largest stockholder from pursuing a proxy contest in return for promises – the Board renewed the “poison pill” without stockholder approval – WILL THIS HAPPEN AGAIN?

¡	After promising to conduct a strategic review process, the Board simply voted down the opportunity to undertake a complete strategic examination - including a valuation of the Company.
¡	After being compelled to implement a Stock Repurchase Plan, the Board repurchased shares from the CEO… and then suspended the entire program.

¡

After promising to address the liquidity problem in the stock, Crown Craft’s sole action was to address a graduate student conference at a local university - the only conference they have attended for the past 3 years!

The presence of our nominees on the Board is necessary otherwise we are certain that there will be no meaningful strategic change at Crown Crafts and a real risk that the Board reverts to its status quo protection mentality, which has proven to be no help to increasing stockholder value.

ENRICHMENT AND ENTRENCHMENT SCHEMES OF CURRENT BOARD AND MANAGEMENT ARE DETRIMENTAL TO STOCKHOLDER VALUE

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Enrichment Policies Incentivize Status Quo. Lavish director and executive compensation incentivizes management and its management-endorsed Board majority to maintain the status quo, at stockholder expense. The payments to directors were doubled in 2008 as income from operations remained flat; one director took home $104,126 in 2009; and executive compensation and severance plans include golden parachute and tax gross-up payments that together could cost more than $5 million – exceeding Crown Crafts’ annual net income. Crown Crafts’ closest peer group companies pay their Boards almost the same compensation as Crown Crafts – but those competitors are nearly four to six times larger than Crown Crafts!

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Governance Schemes Entrench Management-Endorsed Board Majority. Remember the management-endorsed Board majority has maintained a series of old-style entrenchment devices – staggered Board elections, a “poison pill,” a combined Chairman/CEO position, lack of a disclosed CEO succession plan and excessive change-in-control severance plans (which at a cost of almost $5 million are the real poison pill, chilling any potential strategic transaction). Each of these schemes is contrary to best practices endorsed by leading corporate governance experts and leading proxy advisor firms. Removing the poison pill is one step in the right direction but, unfortunately, without Wynnefield’s nominees on the Board can we be sure that these corrections will remain?

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No Announced CEO Succession Plan – for Either Emergency or Non-Emergency. Wynnefield is concerned that there is no publicly disclosed succession plan to address the possibility of the CEO being unable to carry out his duties or obligations. No one is immune from health problems or emergencies. Considering Mr. Chestnut’s history of long non-publically explained absences from the Company, we believe the Board’s refusal to provide reasonable details of its purported succession plan to stockholders is evidence of the Board’s failure to fulfill its fiduciary duties. In fact, a Crown Craft Board member has discussed with a Wynnefield principal Mr. Chestnut’s extremely serious health conditions. The Board’s unwillingness to protect stockholders and the future of the Company is, in our opinion, inexcusable. Wynnefield’s nominees will work to ensure that proper succession plans are in place and disclosed to the stockholders they are meant to protect.

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No real strategic review. The Company was forced to create a Strategic Review Committee as part of the settlement to our threatened proxy contest in 2008. However, for two years, the Board has been silent as to the “work” of the so called strategic committee until our recent proxy effort and further, we have no reason to believe that the Board ever conducted a full valuation of the Company – which is what we believe most investors consider to be an integral part of any “Strategic Plan.” A product line extension is not a strategic plan! Without Wynnefield’s nominees on the Board we believe certain this valuation will never be undertaken.

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Stagnant Core Business Now Faces Major Risks. We believe Crown Crafts’ core infant-toddler business has been declining for years due to poor marketing, a failure of the Company to invest in and develop new products, and a lack of a coherent growth strategy. Revenues have actually declined by over $8 million since 2003 despite 17.8 million dollars spent on acquisitions. This cannot continue, but we fear it will unless Wynnefield’s nominees, who possess Board level turnaround experience, are elected to the Board.

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Stock is Depressed and Illiquid. Crown Crafts has substantially underperformed its industry peer group over one, two and three years – as of July 13, 2010, it had fallen 32% from its ten-year high of $6.10 on February 6, 2007 – and the market for its shares are illiquid due to the Company’s failure to undertake efforts to broaden its stockholder base. The management-endorsed Board majority has done virtually nothing to address these issues over the last three years. Now, a mere two weeks before the Annual Meeting, the Company has announced that they will attend a number of conferences…after the Annual Meeting date! Unless Wynnefield’s nominees are elected to the Board there is no reason to believe things will change.

Wynnefield’s nominees will work to rid the Company of its remaining impediments to increasing stockholder value by eliminating the true poison pill – its excessive separation and golden parachute agreements and its irresponsible change of control provisions. Our nominees will work to implement a true strategic plan including a valuation of the Company and exploring all alternatives to maximizing stockholder value. We simply do not believe the recent spate of announced “changes” by the management controlled Board will stick and we certainly do not believe that further necessary changes will take place unless our nominees are present to truly represent stockholders and not simply rubber stamp management.

WYNNEFIELD GROUP’S INDEPENDENT NOMINEES WILL WORK TO PROTECT YOUR INTERESTS

Jon C. Biro and Melvin L. Keating are committed to working constructively with the rest of Board to increase value for all stockholders. You can read further about their qualifications in our proxy materials. We ask that you support the Wynnefield Group’s Nominees to the Board by signing, dating and returning the GOLD proxy card today.

VOTE FOR JON C. BIRO AND MELVIN L. KEATING ON THE GOLD PROXY CARD TODAY

If you have any questions or need additional information, please feel free to contact our proxy solicitor Okapi Partners at (877) 285-5990 (Toll-Free) or (212) 297-0720 (Call Collect).

Thank you for your support.

Very truly yours,

Wynnefield Partners Small Cap Value, LP